EXHIBIT 107

Calculation of Filing Fee Table

Form 424(b)(5)

(Form Type)

STARWOOD PROPERTY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	--	--	$36,171,215		0.0000927	$3,354.00		--	--	--	--
Fees Previously Paid	--	--	--	--	--	--		--	--		--	--	--	--
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	Rule 415(a)(6)	--	--	$463,828,785	(1)	--	--		S-3ASR	333-231469 (1)	May 14, 2019 (1)	$59,741.15	(1)
			Total Offering Amounts			$500,000,000
			Total Fees Previously Paid						$0
			Total Fee Offsets						$0
			Net Fee Due						$3,354.00	(1)

(1)	The $463,828,785 of unsold securities were carried forward pursuant to the registrant’s registration statement on Form S-3 (No. 333-231469), filed with the Securities and Exchange Commission on May 14, 2019, pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended. In connection with the registration of these securities, a registration fee of $59,741.15 was previously paid, which registration fee will continue to be applied to these securities.